Prudential Investment Portfolios, Inc. 16
Semi-Annual period ending 4-30-15
File No. 811-08915

SUB-ITEM 77-D
Submission of Policies with respect to Security Investment
PRUDENTIAL INVESTMENT PORTFOLIOS 16
Prudential Income Builder Fund

Supplement dated December 15, 2014,
to the Currently Effective Statutory Prospectus


This supplement amends the Statutory Prospectus of the Prudential Income Builder Fund (the "Fund") and is in addition to any existing supplements to the Fund's Statutory Prospectus.

The Fund gains exposure to the equities and fixed income market segments by investing in varying combinations of other Prudential Mutual funds (the "Underlying Prudential Funds"), exchange traded funds, and direct investments. The Board of Trustees recently approved adding Prudential Government Income Fund, Prudential Total Return Bond Fund, and Prudential Global Total Return Fund, Inc., as new Underlying Prudential Funds.


1.
In order to implement these revisions, the Underlying Funds and Exchange Traded Funds table in the Statutory Prospectus section captioned "How the Fund Invests" is amended to include the following:

UNDERLYING FUNDS

MARKET SEGMENT/ STRATEGY
Fixed Income

NAME OF UNDERLYING FUND
Prudential Government Income Fund(1)

INVESTMENT OBJECTIVE AND INVESTMENT STRATEGIES OF UNDERLYING FUND The investment objective of the Fund is to seek high current return. The Fund invests, under normal circumstances, at least 80% of its investable assets (net assets plus borrowings for investment purposes, if any) in US Government securities, including US Treasury bills, notes, bonds, strips and other debt securities issued by the US Treasury, and obligations, including mortgage-related securities, issued or guaranteed by US Government agencies or instrumentalities.

Some (but not all) of the US Government securities and mortgage-related securities in which the Fund will invest are backed by the full faith and credit of the US Government, which means that payment of interest and principal is guaranteed, but yield and market value are not. Most, if not all, of the Fund's debt securities are "investment-grade." This means major rating services, like Standard & Poor's Ratings Services (S&P) or Moody's Investors Service, Inc. (Moody's), have rated the securities within one of their four highest quality grades. Debt obligations in the fourth highest grade are regarded as investment-grade, but have speculative characteristics and are riskier than higher rated securities.


MARKET SEGMENT/ STRATEGY
Fixed Income

NAME OF UNDERLYING FUND
Prudential Total Return Bond Fund(1)

INVESTMENT OBJECTIVE AND INVESTMENT STRATEGIES OF UNDERLYING FUND The investment objective of the Fund is total return. The Fund will seek to achieve its objective through a mix of current income and capital appreciation as determined by the Fund's investment subadviser. The Fund invests, under normal circumstances, at least 80% of the Fund's investable assets (net assets plus borrowings for investment purposes, if any) in bonds. For purposes of this policy, bonds include all fixed-income securities, other than preferred stock, with a maturity at date of issue of greater than one year. The Fund's investment subadviser allocates assets among different debt securities, including (but not limited to) US Government securities, mortgage-related and asset-backed securities, corporate debt securities and foreign securities. The Fund may invest up to 30% of its investable assets in high risk, below investment-grade securities having a rating of not lower than CCC. These securities are also known as high-yield debt securities or junk bonds. The Fund may invest up to 30% of its investable assets in foreign debt securities. Some (but not all) of the US
Government securities and mortgage-related securities in which the Fund will invest are backed by the full faith and credit of the US Government, which means that payment of interest and principal is guaranteed, but yield and market value are not.


MARKET SEGMENT/ STRATEGY
Fixed Income

NAME OF UNDERLYING FUND
Prudential Global Total Return Fund, Inc.  (1)

INVESTMENT OBJECTIVE AND INVESTMENT STRATEGIES OF UNDERLYING FUND The Fund's investment objective is to seek total return, made up of current income and capital appreciation. The Fund seeks investments that will increase in value, as well as pay the Fund interest and other income. The Fund may invest in countries anywhere in the world, and normally invests at least 65% of its total assets in income-producing debt securities of US and foreign corporations and governments, supranational organizations, semi-governmental entities or government agencies, authorities or instrumentalities, investment-grade US or foreign mortgages and mortgage-related securities and US or foreign short-term and long-term bank debt securities or bank deposits. The Fund invests in securities of emerging market countries. The Fund may invest in debt securities that are denominated in US dollars or foreign currencies. The Fund invests up to 50% of its total assets in lower-rated securities, also known as "junk" bonds.

(1)  The Fund is solely subadvised by Prudential Fixed Income.